SEC File Number: 000-26183

                                  FORM 12b-25

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                          NOTIFICATION OF LATE FILING

                                  (Check One)

        [] Form 10-K and Form 10-KSB     [ ] Form 11-K     [ ] Form 20-F
                [X] Form 10-Q and Form 10-QSB     [ ] Form N-SAR
                        For Period Ended: September 30, 2002

                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:  N/A


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     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above,
     identify the Item(s) to which the notification relates:   N/A
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Part I - Registrant Information
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     Full Name of Registrant:   InCall Systems, Inc.
                                -------------------
     Former name if applicable: iCall Systems, Inc.
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     Address of Principal
     Executive Office (Street and Number):  2764 Lake Sahara Drive, Suite 115
                                            ---------------------------------
                                            Las Vegas, Nevada 89117
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Part II - Rules 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K or Form 10-KSB, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-
          25(c) has been attached if applicable.

Part III - Narrative
--------------------

     State below in reasonable detail the reasons why the Form 10-K or 10KSB, 20-F, 11-K, 10-Q or 10-QSB, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant is unable to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 within the prescribed time period without unreasonable effort and expense, since delays in receipt of the accounting results and related consolidation of its foreign operations have delayed the timely preparation of the quarterly financial statements.

Part IV - Other Information
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(1) Name and telephone number of person to contact in regard to this notification:

     Marc Crimeni                (866)                   628-5278
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     (Name)                  (Area Code)           (Telephone Number)


(2) Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s)) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [ X ] No





                              INCALL SYSTEMS INC.
                              -------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 13, 2002                     /s/ Marc Crimeni
                                            ----------------
                                            Marc Crimeni
                                            Chairman

                                            /s/ Ron McIntyre
                                            ----------------
                                            Ron McIntyre
                                            President


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